EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 33-52072, No. 333-31289 and No. 333-124711) of Applied Materials, Inc. of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of the Applied Materials, Inc. Employee Savings and Retirement Plan as of December 31, 2009 and 2008 and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental Schedule H, part IV, line 4i-schedule of assets (held at end of year), included in this Annual Report on Form 11-K.
ARMANINO McKENNA LLP
San Ramon, California
June 25, 2010

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